Exhibit 99.2

SORL Auto Parts, Inc.

3rd Quarter FY2015 Financial Results Conference Call

Event Date/Time: Nov 16, 2015 / 08:00AM EST

Participants

Jin Rui Yu, Chief Operating Officer

Min Con Lin, Accounting Manager

Raymond Lin, Investor Relations

Phyllis Huang, Investor Relations

Rachel Levine, US Investor Relations

Presentation

Operator

Greetings and welcome to the SORL Auto Parts third quarter 2015 conference call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder this conference is being recorded. It is now my pleasure to introduce your host, Rachel Levine. Thank you Ms. Levine, you may begin.

Rachel Levine – US Investor Relations

Thank you for joining us today and welcome to SORL Auto Parts third quarter 2015 conference call. This is Rachel Levine, US Investor Relations Advisor for SORL Auto Parts. Joining us today are Ms. Jin Rui Yu, SORL’s Chief Operating Officer, Mr. Min Con Lin, Accounting Manager, Mr. Raymond Lin, Investor Relations and Ms. Phyllis Huang, Investor Relations.

Before we begin, I will remind all listeners that throughout this call we may make statements that may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe”, “expect” and “anticipate”, “project”, “targets”, “optimistic”, “intend”, “aim”, “will” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that may be deemed forward-looking statements. These forward-looking statements are based on current expectations or beliefs including but not limited to statements concerning SORL Auto Parts operations, and its financial performance and condition. SORL Auto Parts cautions that these statements by their nature involve risks and uncertainties and actual results may differ materially depending on a variety of important factors including those discussed in SORL Auto Parts reports filed with the Securities and Exchange Commission from time to time. SORL Auto Parts specifically disclaims any obligations to update the forward-looking information in the future.

The 2015 third quarter and nine months results discussed on today’s call are unaudited numbers and presented in US dollars, under US GAAP. Ms. Jin Rui Yu, SORL’s Chief Operating Officer, will give an overview of our operations for the third quarter and nine-month period of 2015. Thereafter, a Question and Answer session will be conducted.

Ms. Yu, please begin your prepared remarks.

Ms. Yu

The third quarter is traditionally a weak season for the auto industry. But this year, and this summer in particular, this seasonality factor was worsened by negative sentiment regarding the Chinese economic slowdown. The passenger vehicle market was severely impacted, mainly due to low consumer confidence following the stock market meltdown in China. The commercial vehicle sector, and especially the truck market, also continued to suffer severe losses in volume due to the weak demand related to reductions in infrastructure projects and a slow-down in the real estate market throughout China. Heavy-duty truck sales for the quarter were down 26% year-over-year, followed by medium duty truck sales declining by 17% year-over-year. Weak truck sales not only negatively affected OEM sectors, but also resulted in a decline in the demand for replacement auto parts in the aftermarket segment. Similarly, an overall decline in production and sales of commercial vehicles in developed countries and other developing nations adversely impacted the demand from international markets.

As a major brake system supplier in China, this challenging environment negatively impacted our sales and we experienced pressure across all three lines of business. However, our broad portfolio of innovative products and strong network have enabled us to weather ongoing challenges in the domestic and international markets and maintain solid operating results.

Revenues from our domestic OEM customers decreased to $20.1 million from $24.0 million in the third quarter of 2014. Sales from China's domestic aftermarket decreased to $15.3 million in the third quarter of 2015 from $17.2 million in the same quarter of 2014. Revenues from international markets declined to $14.9 million, compared to $17.5 million in the third quarter of 2014, mainly due to lower sales associated with the currency depreciation in some countries, including Europe and many emerging markets.

We continue to focus on the development of new, higher-margin products and upgrading our traditional brake products to capture greater market share and position us for future growth. In the meantime, we are controlling our costs, lowering inventory levels to match market demand, and optimizing our production capabilities to enhance efficiencies and improve our cost per unit. As a result of these efforts and the strong value proposition provided by our innovative products, we were able to increase our gross margin during this difficult quarter and maintain our position as a margin leader in the industry.

Looking ahead, we believe that recent actions taken by the Chinese government to stimulate the economy through lower interest rates, a reduced bank reserve ratio and increased investments in infrastructure should increase demand for commercial vehicles and our braking systems. In addition, we expect that the Chinese government may also introduce some incentive policies more geared towards the truck manufacturing industry. As such, we are continuing our financial discipline and are proactively developing strong product offerings to meet anticipated demand for truck replacement parts in both the OEM and aftermarket segments.

Now we will briefly review results for the third quarter.

Net Sales for the third quarter of 2015 were $50.3 million compared with $58.7 million in the third quarter of 2014.

SORL's commercial vehicle brake sales decreased to $40.4 million, which represented 80.3% of total sales in the third quarter of 2015; compared to $48.1 million and 81.9% in the third quarter in 2014. Sales of commercial vehicle brake products, which were negatively impacted by the decline of heavy duty truck sales in China, declined 16.0% year-over-year, compared to a 26% decrease in overall unit sales for the heavy-duty truck market in the third quarter of 2015. The Company's passenger vehicle brake sales declined slightly to $9.9 million, which accounted for 19.7% of total sales in the third quarter of 2015, compared with sales of $10.6 million and 18.1% in the third quarter of 2014.

Gross profit for the third quarter of 2015 was $13.7 million compared with $15.5 million for the third quarter of 2014. Gross margin for the third quarter was 27.2%, compared with a gross margin of 26.3% for last year’s period, which is primarily due to a shift in product mix during the third quarter of 2015.

Operating expenses increased to $12.7 million from $11.9 million in the third quarter of 2014. As a percentage of revenue, operating expenses were 25.3% in the current period, compared with 20.2% in the third quarter of 2014. The increase in operating expenses and operating expenses as percentage of net sales in the third quarter of 2015 was mainly attributable to higher administrative fees and lower revenue.

Selling and distribution expenses were $4.8 million, or 9.6% of quarterly revenues, compared with $5.9 million, or 10.0% in the same quarter of 2014. Lower selling and distribution expenses were primarily to the result of a lower volume of shipments during the third quarter of 2015.

General and administrative ("G&A") expenses for the third quarter of 2015 were $5.6 million, or 11.2% of revenue, compared with $3.8 million, or 6.4% in the third quarter of 2014. The increase in G&A expenses and G&A expense as a percentage of net sales was mainly due to higher personnel and administrative expenses and lower revenue in the third quarter of 2015.

Research and development ("R&D") expenses were $2.3 million for the third quarter compared with $2.2 million in the third quarter of 2014. As a percentage of revenue, R&D was 4.5% in the third quarter of 2015, compared with 3.8% of revenue for the same period last year. The Company continues to focus on the development of new, higher-margin, electronically controlled products and upgrading the Company's traditional brake products to capture greater market share.

Interest expenses were $395,121 in the third quarter of 2015 compared to $403,482 in the third quarter of 2014.

Income before provision for income taxes was $2.8 million for the third quarter of 2015 compared to $3.6 million for the third quarter of last year. The decrease in income before taxes was primarily due to higher operating expenses and lower revenue for the current period compared to the third quarter of 2014. Pretax income margin was 5.7% in the third quarter of 2015, compared with 6.1% in the third quarter of 2014.

The provision for income taxes was $0.4 million, or a 14.3% tax rate, in the third quarter of 2015, compared to $0.4 million, or an 11.0% tax rate, in the third quarter of 2014.

Net income attributable to stockholders for the third quarter of 2015 was $2.0 million, or $0.11 per basic and diluted share, compared with $2.9 million, or $0.15 on per basic and diluted share, in the third quarter of 2014.

Now, turning to results for the nine-month period

Net sales for the first nine months of 2015 decreased to $161.8 million from $174.4 million for the first nine months of 2014. Revenues from the Company's China OEM customers decreased to $74.4 million from $84.5 million in the same period in 2014. Revenues from China's domestic aftermarket decreased to $41.7 million from $43.1 million in the first nine months of 2014. Revenues from international markets decreased to $45.7 million from $46.8 million in the first nine months of 2014.

Gross profit for the first nine months of 2015 decreased to $44.0 million from $49.4 million in the same period in 2014. Gross margin for the period decreased to 27.2% from 28.3% for the first nine months of 2014.

Operating income for the first nine months of 2015 decreased to $8.6 million from $14.1 million in the same period in 2014. Operating margin was 5.3% for the first nine months of 2015 compared to 8.1% in the first nine months of 2014.

Net income attributable to stockholders for the first nine months of 2015 was $7.4 million, or $0.38 per basic and diluted share, compared with $9.8 million, or $0.51 per basic and diluted share, in the same period in 2014.

Now let me quickly walk you through some of the highlights of our balance sheet and cash flow

As of September 30, 2015, the Company had cash and cash equivalents of $5.7 million, compared to $14 million as of December 31, 2014. Short-term investments, in bank savings accounts, were $87.0 million, up from $34.8 million as of December 31, 2014. Inventories were reduced to $68.1 million from $84.2 million as of December 31, 2014. Short-term bank loans were $22.0 million, up from $9.5 million as of December 31, 2014. Total stockholders’ equity was $198.2 million at September 30, 2015 compared to $198.7 million at December 31, 2014. The Company had working capital of $165.7million at September 30, 2015, with a current ratio of 3:1. Our cash-flow from operating activities in the first nine months was $39.0 million, a significant increase from $11.4 million in the same period of 2014. Capex was $2.4 million in the first nine months of 2015, down from $3.0 million in the same period of 2014. The company generated strong free cash-flow of $36.6 million in the first nine months of 2015.

In other recent developments, the Company’s board of directors received a preliminary, non-binding proposal letter on October 30, 2015, from certain members of executive management and the board of directors to acquire all of the outstanding shares of the Company not owned by them or their affiliates for US$2.84 per share in cash. These parties currently own approximately 58.8 percent of the total outstanding common shares of SORL in aggregate.

Before I open the floor the questions, we would like to discuss the outlook for the full year.

In light of weak third quarter results, management has decided to reduce its previous guidance for fiscal year 2015 to net sales of approximately $217 million and net income attributable to common stockholders of approximately $11.5 million. These targets are based on the Company's current views on the operating and market conditions, which are subject to change.

We continue to deliver strong operating results in the face of recent headwinds and challenges in the industry. We remain confident that the value and innovation of our products and strong market share will enable us to continue to generate solid profits and strong cash flow. Our performance over the last 10 years has demonstrated our ability to be a strong competitor and we believe we are well positioned to continue this success.

With that, operator, we are ready to begin the Q&A session. If you would like to ask a question, please press *1 in your key pad. It may be necessary to pick up your headset before you press the * keys. Thanks.

Q&A Section

Q: Just want to know regarding the offer the board of director has received at $2.83 dollars per share. It is very strongly undervalue the company and I would like to know what we should expect to happen in the coming weeks. Thank you very much.

Jinrui Yu: The board of director already formed a special committee consisting of indepenede directors to review the proposal. The Special Committee will retain independent advisors, including independent financial and legal advisors to obtain a fairness opinion as to the value in the transaction proposed. We will make announcement when we have further updates.

Q: Thank you very much.

Operator: There are no additional questions at this time.

Ms. Rachel Levine

Thank you for participating in today’s conference call, we look forward to speaking to you again next quarter and wish you all a good day.